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EXHIBIT 2    LETTER DATED 5/10/99 FROM ARTHUR ANDERSEN LLP


May 10, 1999



Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We have read Item 4 included in the Form 8-K dated April 12, 1999, the Form 8-K/A dated April 27, 1999, and the Form 8-K/A dated May 10, 1999, of Prologic Management Systems, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP



Copy to: Mr. James Heim, President and Chief Executive Officer
         Prologic Management Systems, Inc.